EXHIBIT 1(e)

                            SCUDDER GLOBAL FUND, INC.
                             ARTICLES SUPPLEMENTARY

     SCUDDER GLOBAL FUND, INC., a Maryland corporation having a principal office in New York, New York and having The Corporation Trust Incorporated as its resident agent located at First Maryland Building, 32 South Street, Baltimore, Maryland 21202 (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Pursuant to and in accordance with Section 2-105(c) of the Maryland General Corporation Law, the aggregate number of shares of stock that the Corporation, being registered as an open-end investment company under the Investment Company Act of 1940 (the "1940 Act"), has the authority to issue is hereby increased to eight hundred million (800,000,000) shares, with a par value of One Cent ($.01) per share, for an aggregate par value of Eight Million Dollars ($8,000,000.00).

     (a) Immediately before the increase effected by these Articles Supplementary, the total number of shares of stock of all classes that the Corporation has the authority to issue was seven hundred million (700,000,000) shares with a par value of One Cent ($.01) per share, for an aggregate par value of Seven Million Dollars ($7,000,000).

     (b) Immediately after the increase effected by these Articles Supplementary, the total number of shares of stock of all classes that the Corporation has the authority to issue is eight hundred million (800,000,000) shares, with a par value of One Cent ($.01) per share, for an aggregate par value of Eight Million Dollars ($8,000,000.00).

     SECOND: Pursuant to the authority expressly vested in the Board of Directors of the Corporation by Article FIFTH of the Charter of the Corporation, the Board of Directors has duly classified the one hundred million (100,000,000) shares of the capital stock of the Corporation resultant from the increase of authorized capital effected by these Articles Supplementary as the "Emerging Markets Income Fund." Prior to such increase, three hundred million (300,000,000) shares of authorized capital stock were designated as the "Short Term Global Income Fund," two hundred million (200,000,000) shares of authorized capital stock were designated as the "International Bond Fund," one hundred million (100,000,000) shares of authorized capital stock were designated as the "Global Fund," and one hundred million (100,000,000) shares were designated as the "Global Small Company Fund," and such increase shall not affect the Short Term Global Income Fund, International Bond Fund, Global Fund and Global Small Company Fund shares.

     THIRD: Except as otherwise provided by the express provisions of these Articles Supplementary, nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors to classify and reclassify and issue any unissued shares of any series of the Corporation (a "Series") and to fix or alter all terms thereof to the full extent provided by the Charter of the Corporation.

     FOURTH: A description of the Series, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemptions is set forth in the Amended and Restated Articles of the Corporation and is not changed by the Articles Supplementary, except that these five series of shares, as opposed to four, now exist.

     FIFTH: The Board of Directors of the Corporation, acting at a duly called meeting held on October 13, 1993, adopted resolutions increasing the aggregate number of shares of capital stock that the Corporation has authority to issue and classifying the authorized capital stock of the Corporation as set forth in these Articles Supplementary.

     IN WITNESS WHEREOF, Scudder Global Fund, Inc. has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its Vice President and its corporate seal to be hereunto affixed and attested by its Secretary, on the 20th day of October, 1993.

ATTEST:                                SCUDDER GLOBAL FUND, INC.

By /s/ Thomas F. McDonough             By /s/ David S. Lee
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       Thomas F. McDonough                    David S. Lee
       Secretary                              Vice President

SEAL

SEMias

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                                STATE OF MARYLAND

     I hereby certify that this is a true and complete copy of the 3 page document on file in this office. DATED: 10/22/93
                  STATE DEPARTMENT OF ASSESSMENTS AND TAXATION

     By /s/ Geraldine C. Shelley
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     This stamp replaces our previous certification system. Effective: 10/94
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